SCIRE Corporation
1012 Tarrant Drive
Fontana, WI 53125

November 21, 2013

Mr. R. A. Kaplan
Chief Executive Officer
Torvec
1999 Mt. Read Blvd.
Building 3
Rochester, NY 14615

Subject: Consulting Agreement (Services of Mr. Thomas J. Labus)

Mr. Kaplan,

Per our recent conversation I would propose the following for your consideration.

Based on a guaranteed minimum of 16 hours per month I would reduce my hourly rate from $150/hr to $125/hr. Billing would be on a monthly basis through SCIRE Corporation and include a summary of the activities and hours devoted to specific Torvec projects. All other expenses would be billed at cost with no markup. All consulting hours above the 16 hour minimum would be billed at the $125/hr rate. Unused consulting hours from previous months can be used in months when the base 16 hours is exceeded without additional charge.

This agreement would be effective January 1, 2014 through December 31, 2014 with an annual renewal review. This agreement can be revoked in writing with 30 days notice by either party (Torvec or SCIRE Corporation) prior to the annual review on December 31st each year.

If this is acceptable, please sign this letter of agreement and return a signed copy to my attention.

Thank you for the opportunity to be of service and I look forward to continuing working with Torvec.

Respectfully submitted,

SCIRE Corporation

Thomas J. Labus
President

Date: Dec. 4, 2013

Accepted by,

Torvec

Richard A. Kaplan
Chief Executive Officer CEO